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Exhibit 10.2

June 10, 2019

Dear Rich:

        I am delighted to offer you employment with Halcón Resources Corporation (the "Company") under the following terms and conditions:

          1.    Position.    You shall be employed as the Chief Executive Officer of the Company and shall have the duties, responsibilities and authority commensurate with such position and as assigned by the Board of Directors of the Company (the "Board"). You agree that you shall faithfully devote substantially all of your business time, attention and efforts to the duties of your employment.

          2.    Term.    The term of this offer letter will commence on the first date of your employment, which is expected to be June 11, 2019, and shall end on the third (3rd) anniversary of such date. The term shall automatically be extended for successive one (1) year periods, unless either party hereto gives written notice of the non-extension of the term to the other party no later than ninety (90) days prior to the expiration of the then-applicable term. Notwithstanding anything to the contrary, your relationship to the Company throughout your employment will be that of an employee at-will, and either you or the Company may terminate your employment at any time for any reason or no reason (subject to the provisions of Section 10).

          3.    Place of Employment.    Your principal place of employment shall be the Houston, Texas or Denver, Colorado metropolitan areas, and your duties will require business travel to such other locations as shall be reasonably necessary from time to time. You acknowledge and agree that in the course of your employment you will be required to travel on behalf of the Company.

          4.    Base Salary.    Your base salary will be $625,000 (the "Base Salary") per year, payable in accordance with the Company's regular payroll practices. The Base Salary shall be reviewed no less frequently than annually, and the amount thereof may be increased but not decreased in the discretion of the Board, other than a one-time decrease of no more than 10% that is applicable to other senior executives of the Company.

          5.    Annual Bonus.    You will be eligible for an annual target bonus of 100% of Base Salary (the "Annual Bonus"), subject to the achievement of financial and non-financial targets determined in advance and upon reasonable notice by the Board in its good faith discretion. The actual amount of the Annual Bonus could range higher or lower than the target depending on performance. The Annual Bonus will be paid in the year following the year to which such bonus relates in accordance with the regular payroll and bonus payment practices of the Company, subject to your continued employment through the last day of the applicable bonus year. Notwithstanding the foregoing, and in lieu of an Annual Bonus for 2019, you shall receive a fixed monthly payment of $52,083 with respect to each month beginning with the month of June, payable no later than the first payroll date following the end of each such month, subject to your continued employment through the last day of each such month.

1000 Louisiana, Suite 1500    •    Houston, TX 77002 | Phone: 832.538.0300

          6.    Long-Term Incentive Award.    You are hereby entitled to receive a sign-on long- term incentive award with a targeted grant date fair market value equal to 3.5 times your prorated Base Salary amount for 2019 (based on the number of days you are employed during such year), which may be comprised of stock options, restricted stock, restricted stock units, or other equity, equity-based or cash-denominated awards, or a combination thereof (the "2019 LTI Award"), as determined by the Compensation Committee in its discretion and approved by the Board. For example, if the first date of your employment is July 1, the targeted grant date fair market value of the 2019 LTI Award would be $1,093,750 (i.e., $312,500 multiplied by 3.5). The 2019 LTI Award will initially be granted in the form of a cash-denominated award as soon as practicable following the first day of your employment and may then, at the Board's discretion, be converted to an equity award of equivalent value consisting of restricted stock units and/or stock options following a financial restructuring of the Company as determined in good faith by the Board. The 2019 LTI Award, whether cash or equity, will vest in equal annual installments over three years measured from your employment start date hereunder, subject to your continued employment through each vesting date. The 2019 LTI Award will be subject to the terms of an award agreement entered into under the Company's 2016 Long Term Incentive Plan (the "Plan") or a successor long-term incentive plan. You shall be eligible for future long-term incentive awards (together with the 2019 LTI Award, the "LTI Awards") on the basis determined by the Compensation Committee and approved by the Board, provided that the first award following your 2019 LTI Award shall have a targeted grant date fair market value not less than two and a half (2.5) times your Base Salary.

          7.    Employee Benefits.    You will be eligible to participate in such employee benefit plans, policies or programs as the Company may maintain for its employees and senior executives generally, as such plans, policies or programs may be adopted, modified or terminated from time to time.

          8.    Business Expenses.    You will be reimbursed for all authorized, reasonable and necessary business expenses that you personally incur on behalf of the Company, provided that such expenses are documented on standard Company expense report forms and verified by proper documentation.

          9.    Legal Fees.    The Company shall reimburse Employee for all reasonable legal fees and expenses incurred by Employee in connection with the negotiation and review of this Agreement, up to a maximum amount of $30,000.

          10.    Severance Benefits.

            A.    Standard Severance.    If the Company terminates your employment without Cause or you terminate employment for Good Reason (as defined in Exhibit A hereto) prior to the end of the then-applicable employment term under Section 2 and more than 6 months prior to a Change of Control Event, the Company will pay to you (i) a lump-sum amount equal to 100% of your Base Salary and Annual Bonus at target level, (ii) a lump-sum amount equal to $36,000 in respect of post-employment health benefits, and (iii) if such termination occurs during the last 6 months of the Company's fiscal year, a lump-sum amount in respect of your Annual Bonus for such fiscal year, prorated for the number of days you were employed during such fiscal year and based on achievement of applicable performance targets at target level (for the avoidance of doubt, no such amount in respect of your Annual Bonus for the year of termination shall be payable if such termination occurs during the first 6 months of the Company's fiscal year). In addition, you will receive payment of any accrued but unpaid base salary, payable as soon as administratively practicable following the date of such termination.

            B.    Change in Control Severance.    If the Company terminates your employment without Cause or you terminate employment for Good Reason prior to the end of the then-applicable employment term under Section 2 and within 6 months prior to or 18 months following a Change of Control Event, the Company will provide to you the severance and other payments described in Section 10.A above, except that the payment in clause (i) shall be calculated based upon 200% of your Base Salary and Annual Bonus (rather than 100%).

    Notwithstanding the foregoing, such enhanced severance payment shall not apply in connection with a Change of Control Event that occurs as a result of a financial restructuring of the Company that is substantially completed within 6 months following your first day of employment, as determined in good faith by the Board.

            C.    Release Requirement; Payment.    All severance payments and benefits under this Section 10, other than payment of accrued but unpaid base salary, shall be subject to your execution and non-revocation of a waiver and release agreement in a form reasonably satisfactory to the Company within 45 days following your termination date (the "Release"), which Release will be provided to you within three days following your termination date. Such severance payments shall be paid to you in a single cash lump sum on the first payroll date on or following the date that is 60 days following your termination date.

            D.    Treatment of LTI Awards.    In addition, subject to your timely execution and non-revocation of the Release as provided above, if the Company terminates your employment without Cause or you terminate employment for Good Reason prior to the end of the then-applicable employment term under Section 2, (i) the time vesting portion of the LTI Awards shall immediately vest in full and (ii) the performance vesting portion of the LTI Awards, if any, shall be eligible to vest pro rata as follows: (x) any time vesting requirement applicable to such performance vesting portion shall be deemed satisfied on a pro rata basis through the date of termination, and (y) either at the time of termination or at the conclusion of the then-applicable performance period, as set forth in the applicable LTI Award agreement, the Board will determine in good faith the achievement of the performance targets for such performance period.

            E.    Non-Extension of Employment Term.    For the avoidance of doubt, no severance payments or benefits under this Section 10 (including, without limitation, accelerated vesting under Section 10.D) shall be due or payable upon a non-extension of the then-applicable employment term by either party under Section 2.

          11.    Conditions.    This offer of employment is contingent upon (i) a satisfactory background check of academic, business and other references and your providing legal proof of your identity and authorization to work in the United States, (ii) your representations to the Company that no agreement of noncompetition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), in any way conflicts with or limits your ability to commence or to continue your employment with the Company, and (iii) your agreement to comply, and continued compliance with, the provisions of Exhibit B hereto and the Company's policies and procedures that apply generally to all employees of the Company as such policies and procedures may be modified from time to time.

          12.    Tax Withholding.    Notwithstanding anything herein to the contrary, the Company may withhold from any amounts payable hereunder such federal, state and local income, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

          13.    Entire Agreement; Governing Law.    This offer letter embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This offer letter and any claim, dispute or other matter arising hereunder or related hereto (whether by contract, tort or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without reference to principles of conflicts of law unless superseded by federal law. You and the Company agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this offer letter shall be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and you and the Company consent to the jurisdiction of such court. THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN OR WITH RESPECT TO SUCH SUITS, ACTIONS OR PROCEEDINGS. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by you and a duly authorized representative of the Company (other than yourself). For the avoidance of doubt, the termination of this offer letter shall not impair the rights or obligations of any party hereto under Section 10, Section 13 or Exhibit B hereto.

          14.    Section 409A Compliance.    It is intended that the provisions of this offer letter comply with or are exempt from Section 409A of the Internal Revenue Code, and all provisions of this offer letter will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Internal Revenue Code. Notwithstanding any other payment schedule provided herein to the contrary, if you are deemed on the termination of your employment to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then any payment that is considered deferred compensation under Section 409A of the Internal Revenue Code payable on account of a "separation from service" shall be made on the date which is the earlier of (i) the expiration of the six month period measured from the date of your "separation from service" and (ii) the date of your death (the "Delay Period") to the extent required under Section 409A of the Internal Revenue Code. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence shall be paid to you in a lump sum and all remaining payments due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A of the Internal Revenue Code, each installment payment hereunder will be deemed a "separate payment" within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this offer letter to "termination of employment" (and substantially similar phrases) mean "separation from service" within the meaning of Section 409A of the Internal Revenue Code. For the avoidance of doubt, it is intended that any expense reimbursement made to you hereunder will be exempt from Section 409A of the Internal Revenue Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Internal Revenue Code, then (a) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred and (c) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit.

[Signature page follows]

        I am excited about the opportunity to do great things together at the Company and the prospect of working together. To confirm your acceptance of this offer of employment, please sign the enclosed copy of this offer letter in the space below and return that copy to my attention.

With best regards,
/s/ JAMES W. CHRISTMAS
James W. Christmas Chairman of the Board

        I, Richard H. Little, accept the foregoing terms and conditions of my employment with the Company.

Signed:	/s/ RICHARD H. LITTLE Richard H. Little
Dated:	6/10/19

 Exhibit A

Certain Definitions

        "Cause" shall mean: (i) your willful and continued failure to perform your material duties as required hereunder (other than any such failure resulting from your incapacity due to physical or mental illness or disability) or your commission of an act of willful misconduct in any material respect with respect to the Company; (ii) your engaging in conduct which is demonstrably and materially injurious to the Company and/or its affiliates; (iii) your engaging in conduct which is in material violation of any term of this offer letter or the terms of any of the Company's written policies and procedures (including, without limitation, sexual harassment); (iv) your material breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (v) your willful failure to cooperate with any investigation or inquiry authorized by the Company or an affiliate or conducted by a governmental authority related to the Company's or an affiliate's business or your conduct; or (vi) your conviction of, indictment for, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony, any crime involving deceit, fraud, perjury or embezzlement, or any violation of federal or state securities laws. With respect to elements (i) through (v) above, the Company shall provide you with 30 days to cure such failure or conduct following written notice of the specific facts and circumstances that are deemed to constitute Cause, unless such failure or conduct is not reasonably capable of being cured.

        "Change of Control Event" shall, for purposes of Section 10 of the offer letter, mean the occurrence of any of the following events:

            (i)  any "person" or "group (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the outstanding voting stock of the Company; provided, that for purposes of this subparagraph (i), the following acquisitions will not constitute a Change of Control Event: any acquisition by the Company, by any employee benefit plan (or related trust) sponsored or maintained by the Company, or by any entity controlled by the Company;

           (ii)  the Company is merged with or into or consolidated with another person or entity and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting person or entity is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting person or entity;

          (iii)  the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company assets (either in one transaction or a series of related transactions) (other than transfers to an entity or entities controlled by the Company); provided, that a sale of only one of the Company's principal operating areas will not constitute a Change of Control Event;

          (iv)  individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose (1) election, (2) appointment or (3) nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board; or

           (v)  a complete liquidation or dissolution of the Company.

        You shall have "Good Reason" to voluntarily terminate your employment pursuant to Section 10 hereunder upon the occurrence of any one or more of the following circumstances as a result of an action by the Company and without your consent: (i) any decrease in your base salary, other than a one-time decrease of no more than 10% that is applicable to other senior executives of the Company; (ii) a material diminution in your title, authority, duties, or responsibilities; or (iii) any relocation of your principal place of employment to a location that is more than 40 miles from the location at which the Company's headquarters are established (being one of Denver or Houston). Notwithstanding the foregoing, none of the circumstances described above may serve as the basis for "Good Reason" unless (x) you notify the Board in writing of any event constituting "Good Reason" within thirty (30) days following your knowledge of the initial existence of such circumstance, (y) the Company fails to cure such circumstance within thirty (30) days following such written notice and (z) you terminate your employment within sixty (60) days after the end of the applicable cure period.

 Exhibit B

Certain Covenants

        1.    Confidential Information.    You acknowledge that, during the course of your employment, you will have access to and will receive information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is a foundation on which the business of the Company is predicated. With respect to all such Confidential Information (as defined hereafter), you agree, during the term of your employment and thereafter, not to disclose such Confidential Information to any person other than an employee, counsel or advisor of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties hereunder nor to use such Confidential Information for any purpose other than the performance of your duties hereunder. For purposes of this offer letter, "Confidential Information" shall include all data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act; (b) provided, disclosed, or delivered to you by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of you or the Company (whether or not such information was developed in the performance of this offer letter). Notwithstanding the foregoing, the term "Confidential Information" shall not include any information, data or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this offer letter, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this offer letter. This paragraph shall not preclude you from disclosing Confidential Information if compelled to do so by law or valid legal process, provided that if you believe you are so compelled by law or valid legal process, you will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure unless such notice is prohibited by law. Upon termination of your employment for any reason, you shall immediately return all Confidential Information and other Company property to the Company. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this offer letter for any reason.

        Notwithstanding anything to the contrary contained herein, nothing in this offer letter shall limit or interfere with your right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. For purposes of this agreement, "Government Agency" means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission. Further, notwithstanding anything to the contrary contained herein, you shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

        2.    Proprietary Matters.    You expressly agree that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by you during your employment term, whether conceived during your regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during your employment term or thereafter), you will assign or execute any and all applications, assignments and/or other documents, and do all things which the Company reasonably deems necessary or appropriate, in order to permit the Company to: (a) assign and convey, or otherwise make available to the Company, the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes or know- how; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how. However, the improvements, inventions, discoveries, processes, or know-how generated or conceived by you and referred to in this paragraph (except those which may be included in the patents, copyrights, or registered trade names or trademarks of the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this offer letter, or after they have been independently developed or discussed without a breach of this offer letter by a third party who has no obligation to the Company. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this offer letter for any reason.

        3.    Non-Solicitation.    You agree that you will not, at any time during your employment term, or at any time within six months after the termination of your employment, for your own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly, solicit for employment any employee of the Company (or any person who was an employee of the Company in the 90-day period before such solicitation) or induce any employee of the Company (or any person who was an employee of the Company in the 90-day period before such inducement) to terminate employment with the Company. Notwithstanding the above, the restrictions relating to persons employed in the 90-day period referenced in the parentheticals in the immediately preceding sentence shall not apply to a person who was a party to an employment agreement with the Company and who is terminated by the Company without Cause. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this offer letter for any reason.

        4.    Injunctive Relief.    You acknowledge and agree that any violation of this Exhibit B would result in irreparable harm to the Company and, therefore, agrees that, in the event of an actual, suspected, or threatened breach of this Exhibit B, the Company shall be entitled to an injunction restraining you from committing or continuing such actual, suspected or threatened breach. The parties acknowledge and agree that the right to such injunctive relief shall be cumulative and shall not be in lieu of, or be construed of a waiver of the Company's right to pursue, any other remedies to which it may be entitled in law or in equity. The parties agree that for purposes of this Exhibit B, the term "Company" shall include the Company and its affiliates.

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  Exhibit 10.2
Exhibit A Certain Definitions
Exhibit B Certain Covenants